Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Creative Realities, Inc. on Form S-3 of our report dated July 16, 2021, except for the effects of the change in accounting principle as described in Note 2 and 11 to the financial statements as to which date is November 11, 2021, relating to the financial statements of Reflect Systems, Inc. as of December 31, 2020 and 2019.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Baker Tilly US, LLP

Plano, TX

February 4, 2022